Exhibit 10.2

                               RUSSELL RHEINGROVER
                     9625 Mission Gorge Road, Suite B2 #318
                            Santee, California 92071

June 21, 2013

I, Russell Rheingrover, hereby agree that I will provide funding to Ticket Corp. in an amount sufficient to maintain a positive cash balance in the company's ticket purchase bank account and prevent temporary cash shortfalls. Temporary cash shortfalls occur when the daily purchase of tickets exceeds the daily cash collection from ticket sales. This delay in daily cash collections is contingent upon merchant bank processing of credit card payments which may result in an overnight delay of depositing funds into the Ticket Corp. bank account. These funds shall be used solely for the purpose of avoiding temporary cash shortfalls from merchant bank processing of Ticket Corp. ticket sales.

I agree to provide funding for these possible daily cash shortfalls in an amount up $50,000 in order to maintain a daily positive cash balance and allow the company to maintain its daily inventory quota of ticket purchases. I agree to provide this funding for a period of one year from today.


/s/ Russell Rheingrover
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Russell Rheingrover